Exhibit 9.  Consent of Beverly A. Byrne, Esq.


April 26, 2000



Great-West Life & Annuity Insurance Company
8515 East Orchard Road

Englewood, Colorado  80111


Re: Post Effective Amendment No. 1 to the Registration Statement of Great-West Life & Annuity Insurance Company
        COLI VUL-2 Series Account on Form S-6, File No. 333-70963

Ladies and Gentlemen:

I hereby consent to the use of my name under the caption "Legal Matters" in the Prospectus for the COLI VUL-2 Series Account contained in the Post Effective Amendment No. 1 to the Registration Statement of Great-West Life & Annuity Insurance Company COLI VUL-2 Series Account on Form S-6, File No. 333-70963, filed by Great-West Life & Annuity Insurance Company and COLI VUL-2 Series Account with the Securities and Exchange Commission under the Securities Act of 1933, the Investment Company Act of 1940 and the amendments thereto.

Sincerely,



Beverly A. Byrne
Vice President, Counsel
and Associate Secretary